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CHS Reports Fiscal Year 2026 Net Income of $1.1 Billion
Energy, Grains and Agronomy Performance Driven by Evolving Market Dynamics;
Company Intends to Return $300 Million Cash to Owners in 2027

ST. PAUL, Minn. (November 4, 2026) — CHS Inc., a global agribusiness and the nation's leading cooperative, today reported net income of $1.1 billion for the fiscal year ended August 31, 2026, compared to $597.9 million for fiscal year 2025.

Key highlights for fiscal year 2026 financial results include:
•Consolidated revenues of $39.2 billion for fiscal year 2026 compared to $35.5 billion for fiscal year 2025 with the increase due largely to higher commodity prices.
•Our Energy segment recorded strong refining margins, driven by global market dynamics and high refinery production volumes, which were partially offset by record-high expenses for renewable energy credits (RINs).
•Our Grains segment benefited from strong oilseed crush and ethanol margins resulting from renewable energy policy impacts, which were partially offset by global trade headwinds and reduced retail margins.
•Continued strong performance by our CF Nitrogen investment was offset by lower agronomy volumes, driven by reduced demand related to ongoing weakness in the U.S. farm economy.

"Our results demonstrate the strength of our diversified businesses and strategic supply chain investments," said Jay Debertin, president and CEO. "While market and policy conditions continued to shift and create volatility throughout the year, our teams executed exceptionally well across our operations, allowing us to capture opportunities in energy and agriculture markets while continuing to serve our owners."

CHS also reported intended distribution of $300 million in cash patronage and equity redemptions to its owners in fiscal year 2027, an approximately 150% increase over the fiscal year 2026 distribution. The total will be distributed as $150 million in cash patronage and up to $150 million in equity redemptions. When the planned distributions are complete in 2027, CHS will have returned more than $2.7 billion to owners over the past five years.

"These planned cash returns to our owners demonstrate the benefits of CHS ownership and the CHS Board of Directors' commitment to sharing profits with our owners and strengthening rural communities, while investing in our businesses," Debertin added.

CHS recently announced several significant investments, including a proposed nearly $450 million phosphate production facility to be built in Louisiana in a joint venture with OCP North America and a new approximately $700 million soybean processing facility in Evansville, Wisconsin, which would increase CHS soy processing capacity by two-thirds. Pending project-related approvals, both facilities are expected to be operational in late 2028 or 2029.

Fiscal Year 2026 Business Segment Results

Energy
This segment includes our refined fuels, propane and lubricants product lines. Pretax earnings of $554.6 million represent a $573.6 million increase versus the prior year and reflect:
•Significantly improved refining margins driven by global market dynamics, partially offset by unrealized hedging losses.
•Record-high renewable fuels compliance costs, partially offset by reduced blending obligations at our Laurel, Montana, refinery.
•Strong operational performance by our refineries enabled by recent capital investments.

Grains
The Grains segment primarily includes our feed grains, oilseeds, wheat, specialty grains and animal nutrition product lines. Pretax earnings of $127.4 million represent an $83.4 million increase versus the prior year and reflect:
•Strong oilseed crush margins in the second half of the fiscal year, driven by growing demand due to increasing biofuels blending obligations.
•Solid feed grains export volumes, along with strong ethanol margins in response to U.S. policy impacts.
•These results were partially offset by continued global trade volatility and weakening retail margins.

Agronomy
This segment includes crop nutrients, crop protection and CF Nitrogen. Pretax earnings of $354.6 million represent a $20.6 million decrease versus the prior year and reflect:
•Strong performance by our CF Nitrogen joint venture investment due to favorable market conditions for urea and UAN.
•Decreased volumes due to deferred purchasing decisions by U.S. farmers and lower margins in agronomy products as a result of strong competition and negative market dynamics.

Corporate and Services
This segment includes CHS Capital and CHS Hedging, as well as our Ardent Mills and Ventura Foods joint ventures. Pretax earnings of $92.1 million represent a $122.4 million decrease versus the prior year and reflect:
•Lower equity method earnings from our joint ventures and gain on sale of a business by Ventura Foods in 2025, which did not reoccur in 2026.

CHS Inc. Earnings*
by Segment
(in thousands $)

	Years Ended August 31,
	2026	2025
Energy	$554,590	$(19,015)
Grains	127,378	44,003
Agronomy	354,640	375,283
Corporate and Services	92,111	214,501
Income before income taxes	1,128,719	614,772
Income tax expense	32,737	16,777
Net income	1,095,982	597,995
Net income attributable to noncontrolling interests	79	78
Net income attributable to CHS Inc.	$1,095,903	$597,917

*Earnings is defined as income (loss) before income taxes. Starting in fiscal year 2026, the company's financial segments have changed to align with its new end-to-end product line operating model. As a result of this change, all prior period segment information has been recast to conform to current year presentation.

CHS Inc. (www.chsinc.com) creates connections to empower agriculture. As a leading global agribusiness and the largest farmer-owned cooperative in the United States, CHS serves customers in 65 countries. We provide critical crop inputs, market access and risk management services that help farmers feed the world. Our diversified agronomy, grains, foods and energy businesses recorded revenues of approximately $39 billion in fiscal year 2026. CHS is committed to reducing our impact on the planet, finding and developing new solutions in agriculture and energy, and investing in ways to build a better future for our owners, customers, employees and communities.

This document and other CHS Inc. publicly available documents contain, and CHS officers, directors and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on CHS current beliefs, expectations and assumptions regarding the future of its businesses, financial condition and results of operations, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of CHS control. CHS actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements. Important factors that could cause CHS actual results and financial condition to differ materially from those indicated in the forward-looking statements are discussed or identified in CHS filings made with the U.S. Securities and Exchange Commission, including in the "Risk Factors" discussion in Item 1A of CHS Annual Report on Form 10-K for the fiscal year ended August 31, 2026. These factors may include changes in commodity prices; political, economic, legal and other risks of doing business globally; ongoing wars and global conflicts; global and regional factors impacting demand for CHS products; the impact of inflation; the impact of competitive business markets; any loss of members who choose to do business with other companies instead of CHS; the impact of market acceptance of alternatives to refined petroleum products; consolidation among CHS suppliers and customers; nonperformance or nonpayment by contractual counterparties; deterioration in credit quality of, or defaults by, third parties who owe CHS money; the effectiveness of CHS risk management strategies; actual or perceived quality, safety or health risks associated with CHS products; business interruptions, casualty losses and supply chain issues; the impact of epidemics, pandemics, outbreaks of disease and other adverse public health developments; the impact of workforce factors; technological improvements and sustainability initiatives that decrease demand for CHS products; advancement of artificial intelligence, including generative artificial intelligence, which introduces evolving technical, legal and opportunistic risks; security breaches or other disruptions in CHS information technology systems or assets; evolving expectations with respect to environmental, social and governance practices; failures or delays in achieving strategies or expectations related to climate change or other environmental matters; CHS ability to complete, integrate and benefit from acquisitions, strategic alliances, joint ventures, divestitures and other nonordinary course-of-business events; the impact of government policies, mandates, regulations, trade agreements, domestic and foreign trade policies, including relating to tariffs, and other factors beyond CHS control; changes in federal income tax laws or our tax status; the impact and costs of compliance or noncompliance with applicable laws and regulations; the costs of compliance with environmental and energy laws and regulations; our ability to comply with extensive anti-corruption, anti-bribery, anti-kickback and trade laws and regulations; the impact of environmental liabilities and litigation; the impact of seasonality; the impairment of long-lived assets; CHS funding needs and financing sources; financial institutions’ and other capital sources’ policies concerning energy-related businesses; limits on CHS ability to access equity capital due to its cooperative structure; and other factors affecting our businesses generally. Any forward-looking statements made by CHS in this document are based only on information currently available to CHS and speak only as of the date on which the statement is made. CHS undertakes no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise except as required by applicable law.